(logo)
FT Mortgage Companies
2974 LBJ FREEWAY DALLAS, TX 75234
ATLANTIC COAST MORTGAGE
CARL I. BROWN MORTGAGE
MNC MORTGAGE
HOMEBANC MORTGAGE
FIRST TENNESSEE MORTGAGE
SUNBELT NATIONAL MORTGAGE


972 484-5600

Arthur Andersen L.L.P.
100 Peabody Place, Suite 1100
Memphis, TN 38103-3625

Dear Sirs:

As of and for the year ended December 31, 1998, FT Mortgage Companies and its wholly-owned subsidiary, First Tennessee Mortgage Services, Inc. (the "Company") has complied in all material respects, except for the matters disclosed in
Exhibit I, with the minimum servicing standards set forth in the Mortgage Bankers Association of America's Uniform Single Attestation Program for Mortgage Bankers. As of and for this same period, the Company had in effect a fidelity bond policy in the amount of $70,000,000 and an errors and omissions policy in the amount of $50,000,000.

Gary B. Klinger
Chief Financial Officer
February 12, 1999

EXHIBIT I

Matter #1:

The Company is required to maintain a loan servicing file for each of the loans it services. During an inventory of files in prior years, the Company noted several missing files. The situation reported in the prior year still exists.

Management Corrective Action

The Company maintains collateral documentation files with the document custodians. For the existing portfolio, internal loan servicing files will be recreated as necessary. During 1998, the Company implemented imaging technology which will substantially reduce loss of internal documents in the future.

Matter #2:

The Company is required to analyze escrow balances for all loans on an annual basis. Testing in prior years revealed a group of loans on which an escrow analysis had not been performed in the preceding 12 months. The situation reported in the prior year still exists.

Management Corrective Action

Management controls this process through a weekly review of loans requiring escrow analysis and feels the procedures provide proper control. In some cases, loans may be excluded from analysis for a period of time. For example, analysis is not conducted on loans 30 or more days delinquent. Once cured, RESPA permits 60 additional days for completion of analysis. In addition, a "stop" can be placed on a loan pending resolution or a customer research inquiry.